Exhibit D

The trading dates, number of shares purchased and the weighted average price per share for all transactions by the Reporting Person in the shares of Common Stock since the filing of Amendment No. 2, are set forth below:

Date	Quantity	Weighted Average Price per Share

9/19/2017	22,500	17.4818

9/20/2017	5,000	17.6990

9/21/2017	5,912	17.9827

9/22/2017	819	18.0000

9/25/2017	2	17.8550

9/27/2017	20,000	18.4893

9/28/2017	1,757	18.7537

9/29/2017	13,388	19.4107

10/2/2017	22,704	19.8370

10/3/2017	18,000	20.4895